EXHIBIT 99.1

THE SCO GROUP ANNOUNCES THIRD QUARTER 2004 RESULTS

The Company’s UNIX Business Achieves Profitability

Company Also Announces Adoption of Shareholder Rights Plan and

Letter of Intent to Complete a Revised Fee Agreement with Boies, Schiller & Flexner

LINDON, UtahAugust 31, 2004The SCO Group, Inc. (Nasdaq: SCOX), owner of the UNIX operating system and a leading provider of UNIX-based solutions, today reported results for the fiscal third quarter ended July 31, 2004.

Revenue for the third quarter of fiscal year 2004 was $11,205,000 as compared to $20,055,000 from the comparable quarter of the prior year.  The decrease in revenue in the third quarter of fiscal year 2004 from the comparable quarter of the prior year was primarily due to a decrease in SCOsource licensing revenue to $678,000 in the third quarter of fiscal year 2004 from $7,280,000 in the third quarter of fiscal year 2003.  However, SCOsource licensing revenue did increase by $667,000 from the prior quarter ended April 30, 2004.

The net loss for the third quarter of fiscal year 2004 was $7,423,000 as compared to net income of $3,096,000 for the comparable quarter of the prior year.  The net income applicable to common stockholders for the third quarter of fiscal year 2004 was $7,501,000, or $0.38 per diluted common share.  Included in the net income applicable to common stockholders for the third quarter of fiscal year 2004 was a contribution to capital of $15,475,000 related to the repurchase and retirement of the remaining 40,000 shares of the Company’s Series A-1 Convertible Preferred Stock.

“Several positive developments fell into place for us this quarter that strengthened the Company’s overall position,” said Darl McBride, president and CEO, The SCO Group. “We successfully delivered on our strategy to restore profitability within our UNIX business which is generating positive cash flow. At the same time, we saw a nice uplift from SCOsource licensing revenue. In addition, we closed the BayStar transaction and as announced today, we implemented a Shareholder Rights Plan that will help protect the Company from any potential undervalued takeover attempt.  Finally, we are pleased to have entered into a letter of intent with Boies, Schiller & Flexner that not only demonstrates their belief in SCO’s legal case but will also provide SCO with greater financial flexibility.”

McBride concluded, “We remain steadfastly committed to enforcing our intellectual property rights on behalf of our customers, employees and shareholders. Through the combination of the quarter’s positive developments and our current cash position, we are well-positioned to pursue our current litigation through its conclusion.”

For the first three quarters of fiscal year 2004, revenue was $32,734,000 compared to revenue for the first three quarters of fiscal year 2003 of $54,964,000.  For the first three quarters of fiscal year 2004, the net loss was $16,834,000 and the net loss applicable to common stockholders was $9,711,000, or $0.67 per diluted common share, compared to net income of $6,872,000, or $0.47 per diluted common share for the first three quarters of fiscal year 2003.  Despite the net loss reported for first three quarters of fiscal year 2004, cash and available-for-sale securities positions were $43,027,000 at July 31, 2004.

BayStar Capital

As the Company previously announced on July 23, 2004 and reaffirmed on August 25, 2004, SCO completed its transaction with BayStar Capital II, L.P. regarding the retirement of BayStar’s 40,000 shares of SCO’s Series A-1 Convertible Preferred Stock in exchange for $13 million in cash and 2,105,263 shares of the Company’s common stock. Upon completion of this transaction, all outstanding shares of the Company’s preferred stock were retired.

Shareholder Rights Plan

SCO announced today in a separate press release that the Company’s board of directors has adopted a Shareholder Rights Plan. This plan is designed to ensure that potential acquirers of the Company’s stock recognize fair value for the Company’s assets and opportunities. Additional details of the Shareholder Rights Plan have been made available through a press release that was distributed today and through a current report on Form 8-K to be filed by the Company.

Legal Fee Re-negotiation

The Company has entered into a letter of intent with Boies, Schiller & Flexner LLP, its outside legal counsel, to enter into a revised fee agreement with respect to pending intellectual property and licensing litigation, to limit overall cash costs of the Company’s litigation to $31 million.  The terms also stipulate that Boies, Schiller & Flexner will lead SCO’s efforts through the duration and completion of the pending litigation in return for increased contingency.

SCO will release further details of the new contract upon finalization of the agreement.

Financial Outlook

The following statements are forward looking and actual results may differ materially. See the discussion of certain risks and uncertainties related to this financial outlook at the end of this release under “Forward-Looking Statements.”

For the fourth fiscal quarter ending October 31, 2004 the Company expects total revenue to be in the range of $10,000,000 to $12,000,000.  As previously indicated, SCOsource revenue remains extremely difficult to predict, including the timing and level of revenue in the near term or any given quarter.  Operating expenses for the fourth quarter relating to UNIX products and services, exclusive of any charges from restructuring activities, are anticipated to slightly decline from the third quarter of fiscal year 2004 and comparable quarters. Expenses relating to SCOsource, including legal fees, are expected to vary from quarter to quarter depending on the level of, and activity surrounding, our intellectual property claims, and therefore are difficult to predict.  The Company will continue to take the necessary legal steps to protect its UNIX intellectual property and aggressively pursue its legal claims through the court system.

Conference Call

As previously announced, The SCO Group will host a conference call at 5:00 p.m. EDT today, August 31, 2004, to discuss our third quarter results and key corporate developments. To participate in the teleconference, please call 800- 289-0436 or 913- 981-5507; confirmation code: 824670, approximately five minutes prior to the time stated above. A listen-only Web cast of the call will be broadcast live with a replay available the following day. The Web cast and replay may be accessed from http://ir.sco.com/medialist.cfm.

About SCO

The SCO Group, Inc. (Nasdaq: SCOX - News) helps millions of customers in more than 82 countries to grow their businesses everyday.  Headquartered in Lindon, Utah, SCO has a worldwide network of more than 11,000 resellers and 4,000 developers.  SCO Global Services provides reliable localized support and services to partners and customers.  For more information on SCO products and services, visit http://www.sco.com.

SCO and the associated SCO logo are trademarks or registered trademarks of The SCO Group, Inc. in the U.S. and other countries. UNIX is a registered trademark of The Open Group. All other brand or product names are or may be trademarks of, and are used to identify products or services of, their respective owners.

Forward-Looking Statements

This press release, particularly the “Financial Outlook” section, contains forward-looking statements representing our current expectations and beliefs, including, among other things: (i) the expectation that we will continue to focus on our SCOsource initiatives and enforce our intellectual property rights; (ii) expected consolidated revenue in the fourth quarter of fiscal year 2004 of $10,000,000 to $12,000,000; (iii) the expectation that expenses related to UNIX products and services, exclusive of any restructure costs, will slightly decline for the fourth quarter compared to the third quarter of fiscal year 2004 and comparable quarters of the prior year; (iv) the expectation that expenses related to SCOsource are expected to vary from quarter to quarter depending on the level of, and activity surrounding, our intellectual property claims, and therefore are difficult to predict: (v) our intent to continue to take the necessary legal steps to protect our UNIX intellectual property and aggressively pursue our legal claims and (vi) our expectation that we will enter into a revised fee agreement with our law firms handling our litigation.  These forward-looking statements and related assumptions are subject to risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements contained herein.  These risks and uncertainties include, without limitation: (a) risks that we will not be successful in our efforts to protect and enforce our intellectual property rights; (b) risks that our core UNIX business may continue to decline; (c) risks that we will face increasing competition from competing providers of operating system products and services, particularly Linux; (d) risks that the U.S. and international economic and political conditions will worsen and adversely affect technology purchases; (e) risks that our SCOsource licensing initiatives will yield fewer licenses or less licensing revenue than anticipated or that such licensing revenue will not be generated when or in amounts currently anticipated; (f) risks that we will require more capital to sustain our business objectives than we have and that such capital may not be available; (g) we may not be able to enter into a revised fee agreement with our law firms; and (h) other risks and uncertainties set forth in our filings with the Securities and Exchange Commission.  These forward-looking statements speak only as of the date hereof, and we undertake no obligation to update such forward-looking statements after the date hereof.

The SCO Group Announces Third Quarter 2004 Results

Condensed Consolidated Balance Sheets

(unaudited, in thousands)

	July 31, 2004	October 31, 2003
Assets:
Cash and cash equivalents	$15,982	$64,428
Restricted cash	13,506	2,025
Available-for-sale securities	27,045	4,095
Accounts receivable, net	5,954	9,282
Other current assets	2,466	2,450
Total current assets	64,953	82,280
Property and equipment, net	799	1,148
Goodwill and intangibles, net	6,090	10,452
Other assets	1,390	1,072
Total assets	$73,232	$94,952
Liabilities:
Accounts payable	$1,825	$1,978
Accrued payroll and accrued expenses	13,824	8,506
Payable to BayStar Capital II, LLP	13,000	—
Accrued compensation to law firms	7,956	10,556
Deferred revenue	5,936	5,501
Derivative related to Series A convertible preferred stock	—	15,224
Other current liabilities	2,038	3,347
Total current liabilities	44,579	45,112
Long-term liabilities	501	508
Minority interest	—	145
Convertible preferred stock	—	29,671
Stockholders’ equity	28,152	19,516
Total liabilities and stockholders’ equity	$73,232	$94,952

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The SCO Group Announces Third Quarter 2004 Results

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three Months Ended July 31,		Nine Months Ended, July 31,
	2004	2003	2004	2003

Products revenue	$8,929	$10,804	$27,056	$33,016
Services revenue	1,598	1,971	4,969	6,418
SCOsource licensing revenue	678	7,280	709	15,530
Total revenue	11,205	20,055	32,734	54,964
Cost of products revenue	825	1,284	2,614	3,676
Cost of services revenue	878	1,538	3,273	5,008
Cost of SCOsource licensing revenue	7,312	1,712	15,236	3,875
Total cost of revenue	9,015	4,534	21,123	12,559
Gross margin	2,190	15,521	11,611	42,405
Operating expenses:
Sales and marketing	4,233	5,930	13,952	18,421
Research and development	2,592	2,950	8,167	8,142
General and administrative	1,889	1,413	6,475	4,525
Restructuring charges	—	614	—	498
Loss on impairment of long-lived assets	—	—	2,139	—
Amortization of intangibles	593	895	1,973	2,295
Stock-based compensation	270	309	868	927
Total operating expenses	9,577	12,111	33,574	34,808
Income (loss) from operations	(7,387)	3,410	(21,963)	7,597
Equity in income (loss) of affiliates	41	(71)	115	(171)
Other income (expense), net	99	(55)	6,284	(59)
Income (loss) before income taxes	(7,247)	3,284	(15,564)	7,367
Provision for income taxes	(176)	(188)	(1,270)	(495)
Net income (loss)	(7,423)	3,096	(16,834)	6,872
Dividends on convertible preferred stock	14,924	—	7,123	—
Net income (loss) applicable to common stockholders	$7,501	$3,096	$(9,711)	$6,872
Basic net income (loss) per common share	$0.49	$0.25	$(0.67)	$0.58
Diluted net income (loss) per common share	$0.38	$0.19	$(0.67)	$0.47
Weighted average basic common shares outstanding	15,242	12,469	14,389	11,753
Weighted average diluted common shares outstanding	19,912	16,180	14,389	14,744

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